Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 28th day of January, 2016, and effective as the Effective Date, as defined in Paragraph 1.9 below, by and among PINNACLE BANK (the “Bank”), a Tennessee state bank; PINNACLE FINANCIAL PARTNERS, INC., a bank holding company incorporated under the laws of the State of Tennessee (the “Company”) (collectively, the Bank and the Company are referred to hereinafter as the “Employer”), and Ronald L. Samuels, a resident of the State of Tennessee (the “Executive”).

RECITALS:

The Bank desires to employ the Executive as its Vice Chairman and the Executive desires to accept such employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 “AGREEMENT” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2 “AFFILIATE” shall mean any business entity which controls the Company, is controlled by the Company, or is under common control with the Company.

1.3 “BUSINESS OF THE EMPLOYER” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.4 “CAUSE” shall mean:

1.4.1 With respect to termination by the Employer:

(a) a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, and that remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by Employer. Such notice shall (i) specifically identify the duties that the board of directors of either the Company or the Bank believes that the Executive has failed to perform, (ii) state the facts upon which such board of directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors of such board then in office;

(b) conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c) arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(d) conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e) conduct by the Executive that results in removal from his position as an officer or executive of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over Employer.

1.4.2 With respect to termination by the Executive:

(a) a material modification to the Executive’s job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under this Agreement without the Executive’s written consent;

(b) an adverse change in supervision so that the Executive no longer reports to the person(s) or entity to whom he reported immediately after the Effective Date, which change in supervision is effected without the Executive’s written consent;

(c) an adverse change in supervisory authority which change in supervisory authority is effected without the Executive’s written consent;

(d) any change in the Executive’s office location such that the Executive is required to report regularly to a location that is beyond a 25-mile radius from the Executive’s office location determined immediately after the Effective Date, which change in office location is effected without the Executive’s written consent; and

(e) any material reduction in salary, bonus opportunity or other benefits provided for in Section 4 below from the level in effect immediately prior to such reduction;

provided, that within 30 days following the initial occurrence of any of the conditions listed in 1.4.2(a) to (e) above, the Executive shall have provided notice to the Employer of the existence of such condition, and the Employer shall not have remedied the condition to the reasonable satisfaction of Executive within 30 days of receiving such notice.

1.5 “CHANGE OF CONTROL” means any one of the following events:

(a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Company or the Bank, as the case may be;

(b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

(c) a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated Company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.6 “COMPANY INFORMATION” means Confidential Information and Trade Secrets.

1.7 “CONFIDENTIAL INFORMATION” means data and information relating to the business of the Bank or the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8 “DISABILITY” shall mean the definition of Disability required by Section 409A of the Code.

1.9 “EFFECTIVE DATE” shall mean the date the merger between the Company and Avenue Financial Holdings, Inc. is consummated.

1.10 “TERM” shall mean that period of time commencing on the Effective Date and running until the third (3rd) anniversary of the Effective Date.

1.11 “TRADE SECRETS” means information of the Bank or the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. DUTIES.

2.1 POSITION. The Executive is employed initially as the Vice Chairman of the Bank and, subject to the direction of the Board of Directors of the Bank or its designees, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Bank in connection with the conduct of its business.

2.2 FULL-TIME STATUS. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the board of directors of either the Bank or the Company; and

(c) timely prepare and forward to the board of directors of either the Bank or the Company all reports and accountings as may be requested of the Executive.

2.3 PERMITTED ACTIVITIES. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b) purchasing or otherwise acquiring an ownership interest in any entity provided that such interest shall not result in him collectively owning beneficially at any time five percent (5%) or more of any entity or, to the extent applicable, five percent (5%) or more of the stock, capital or profits of any entity in competition with the Business of the Employer; and

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Company’s and the Bank’s Chief Executive Officer approves of such activities prior to the Executive’s engaging in them.

Notwithstanding the foregoing provisions of this Section 2.3, the Executive may provide services to any entity and may engage in such additional investment activities to the extent such services and such additional investment activities have been expressly approved in writing by the board of directors of either the Bank or the Company.

3. TERM AND TERMINATION.

3.1 TERM. This Agreement shall remain in effect for the Term.

3.2 TERMINATION. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, upon written notice to the Executive pursuant to Section 1.4.1 hereof, where the notice has been approved by a resolution passed by two-thirds of the directors of either the Bank or the Company then in office;

(b) Without Cause at any time, provided that the Bank or the Company shall give the Executive thirty (30) days’ prior written notice of its intent to terminate Executive’s employment, in which event the Employer shall be required to continue to pay Executive’s then current base salary for the remainder of the Term as a severance benefit in accordance with Employer’s normal payroll practices; or

(c) Upon the Disability of Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate Executive’s Employment, in which event, the Employer shall be required to continue to pay Executive’s then current base salary for a period of six (6) months or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first.

3.2.2 By the Executive:

(a) For Cause, in which event the Employer shall be required to continue to pay Executive’s then current base salary for the remainder of the Term as a severance benefit in accordance with the Employer’s normal payroll practices; or

(b) Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of his intent to terminate.

3.2.3 At any time upon mutual, written agreement of the parties.

3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

3.3 CHANGE OF CONTROL. If, within twelve (12) months following a Change of Control, the Employer terminates the Executive’s employment with the Employer under this Agreement without Cause or the Executive terminates his employment with the Employer under this Agreement for Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to two (2) times the Executive’s then current Base Salary and target bonus amount for the year in which the Executive’s employment terminates, to be paid in full on the last day of the month following the date of termination.

If it shall be determined that any payment or benefit (within the meaning of Code Section 280G(b)(2)) to the Executive or for the Executive’s benefit paid or payable or distributed or distributable (including, but not limited to, the acceleration of the time for the vesting or payment of such benefit or payment) pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Employer or a Change of Control within the meaning of Code Section 280G (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code § 4999 (the “Excise Tax”), (i) then the Payments shall be reduced (but not below zero) to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Code § 4999 (the “Section 4999 Limit”), but only if (ii) the net amount of such Payment, as so reduced, is greater than or equal to the net amount of such Payment if such reduction were not made and had the Executive paid such Excise Tax.

Unless the Executive shall have given prior written notice specifying a different order to the Bank and the Company to effectuate the limitations described in the immediately preceding paragraph, the Employer shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefit which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any notice given by the Executive pursuant to the preceding sentence shall take precedent over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

3.4 EFFECT OF TERMINATION. Upon termination of the Executive’s employment hereunder, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 4.1 and 4.2 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(b) or (c); Section 3.2.2(a); and/or Section 3.3; as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

3.5 SECTION 409A MATTERS. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Employer determines (i) that on the date of Executive’s separation from service or at such other time that the Employer determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Employer and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s separation from service with the Employer, or such shorter period that, as determined by the Employer, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 3.5 shall be made in a lump sum on the first day of the seventh month following the Executive’s separation from service, or such earlier date that, as determined by the Employer, is sufficient to avoid the imposition of any Section 409A Taxes

4. COMPENSATION. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1 BASE SALARY. During the Term, the Executive shall be compensated at a base rate of $390,988 per year (the “Base Salary”). The obligation for payment of Base Salary shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The Executive’s Base Salary shall be reviewed by the Human Resources and Compensation Committee of the board of directors of the Bank and the Company at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Human Resources and Compensation Committee of the board of directors of the Bank and the Company based on its evaluation of Executive’s performance. Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2 INCENTIVE COMPENSATION. The Executive shall be entitled to annual bonus compensation, if any, as determined by the Human Resources and Compensation Committee of the board of directors of the Company or the Bank pursuant to any incentive compensation program as may be adopted from time to time by the Company or the Bank.

4.3 BUSINESS EXPENSES; MEMBERSHIPS. The Employer specifically agrees to reimburse the Executive for:

(a) reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the board of directors of either the Bank or the Company; and

(b) beginning as of the Effective Date, the dues and business related expenditures, including initiation fees, associated with membership in a single civic association as selected by the Executive and in professional associations which are commensurate with his position; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.4 PERSONAL DAYS. On a non-cumulative basis, the Executive shall be entitled to thirty (30) personal days in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

4.5 BENEFITS. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

4.6 WITHHOLDING. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5. COMPANY INFORMATION.

5.1 OWNERSHIP OF COMPANY INFORMATION. All Company Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 OBLIGATIONS OF THE EXECUTIVE. The Executive agrees:

(a) to hold Company Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments of Company Information; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Company Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3 DELIVERY UPON REQUEST OR TERMINATION. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Company Information then in his possession or control. The Executive agrees that the covenants contained in Section 5 of this Agreement are of the essence of this Agreement; that the covenants are reasonable and necessary to protect the business, interests and properties of the Employer.

6. NONCOMPETITION AND NONSOLICITATION. The Executive acknowledges that the services to be rendered by the Executive to the Employer are of a special and unique character. The Executive agrees that, in consideration of the benefits provided for herein and his continued employment, the Executive will not, for three (3) years following the date of termination of Executive’s employment whether by Executive or the Employer or at any time during which the Employer is making payments to Executive under the terms of this Agreement, either on the Executive’s own account or for any other person or entity, directly or indirectly, within the Nashville-Davidson-Murfreesboro-Columbia, TN Combined Statistical Area, (i) engage, whether as principal, agent, investor, representative, shareholder, officer, employee, consultant or otherwise, with or without remuneration in any form, in any activity or business venture that is competitive with the Business of the Employer, (ii) solicit or endeavor to solicit away from the Employer any person who was, during any portion of the Executive’s employment with the Employer, a director, officer, employee, agent or consultant of the Employer, whether or not such person would commit a breach of such person’s contract of employment by reason of leaving the service of the Employer, or (iii) service, solicit or endeavor to solicit away any of the clients or customers of the Employer.

The Employer’s obligation to make payments or provide for any benefits under this Agreement will cease upon a violation by Executive of the preceding provisions of this Section 6. The Executive acknowledges that the Employer may be severely and irreparably damaged in the event the Executive violates the provisions of this Section 6, and that the extent of the damage may be difficult or impossible to determine. Therefore, the Executive agrees that, in addition to the remedies provided above, the Employer will be entitled to equitable relief, including a preliminary as well as a permanent injunction (without the necessity of posting a bond). The Executive’s agreement as set forth in this Section 6 will (i) continue throughout the duration of the Executive’s employment with the Employer; and (ii) survive the termination of this Agreement and/or the termination of the Executive’s employment with the Employer, whether or not such termination is voluntary or is the result of termination of the Executive by the Employer with or without Cause.

Executive acknowledges that he is also a party to that certain Amended and Restated Employment Agreement dated as of August 20, 2014 by and between Executive and Avenue Financial Holdings, Inc. (the “Employment Agreement”) pursuant to which he has agreed to restrictions on his ability to compete with Avenue Financial Holdings, Inc. or solicit, among others, Avenue Financial Holdings, Inc.’s customers and employees. Executive further acknowledges that the restrictions contained in the Employment Agreement shall survive the termination of the Employment Agreement, are in addition to those contained herein, may be more restrictive than those contained herein and that the Employer, as successor to Avenue Financial Holdings, Inc. shall be entitled to the protections afforded under both this Agreement and the Employment Agreement.

If any restriction in this Section 6 is adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in the applicable jurisdiction, then the Executive agrees that such may be modified and narrowed, either by a court or the Employer, to the maximum time, geographic, service or other limitations permitted by applicable law, so as to preserve and protect the Employer’s legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in this Agreement.

7. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

8. NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

9. SERP ASSUMPTION. Employer acknowledges that Executive is also a party to that certain Supplemental Executive Retirement Plan Agreement dated as of October 26, 2007 by and between Executive and Avenue Bank, and the Bank hereby agrees, in connection with the merger between Avenue Bank and the Bank, to assume such agreement and the benefits and obligations thereunder effective as of the Effective Date.

10. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If to the Employer, to it at:

Hugh M. Queener

Chief Administrative Officer

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

(ii) If to the Executive, to him at the most recent mailing address of the Executive that the Employer has on record.

Either party may notify the other in writing in the event of a change in the address for such notice.

11. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

12. WAIVER. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

13. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Tennessee or the federal district court for the Middle District of Tennessee. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

14. ATTORNEYS’ FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

15. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee.

16. INTERPRETATION. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

17. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. Except as set forth in Section 6 hereof with respect to the survival of the non-competition and non-solicitation provisions of the Employment Agreement, which shall continue to be in full force and effect from and after the date hereof, all prior understandings and agreements relating to the subject matter of this Agreement, including the Employment Agreement, are hereby expressly terminated and superseded as of the Effective Date.

18. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

19. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Executive, his heirs and personal representatives, and the Bank and the Company and their respective successors and permitted assigns.

20. SURVIVAL. The obligations of the Executive pursuant to Section 5 and Section 6 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

21. JOINT AND SEVERAL. The obligations of the Bank and the Company to the Executive hereunder shall be joint and several.

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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

PINNACLE BANK

By:	/s/ Hugh Queener
Print Name:	Hugh Queener
Title:

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Hugh Queener
Print Name:	Hugh Queener
Title:	Chief Administrative Officer

THE EXECUTIVE:

/s/ Ronald L. Samuels
Ronald L. Samuels